Exhibit 99.1

Press Release

Contacts:
Industry Information	Investor Relations

Candace Flynn Verint Witness Actionable Solutions (770) 754-1878 candace.flynn@verint.com	Alan Roden Verint Systems Inc. (631) 962-9304 alan.roden@verint.com

Verint Systems Expands Workforce Optimization Suite with Acquisition of Iontas

Desktop Analytics Solutions Measure Application Usage and Analyze Workflows, Improving Staff Performance in Contact Centers, Branches and Back Offices

MELVILLE, N.Y., February 4, 2010 — Verint® Systems Inc. today announced the acquisition of Iontas, a privately-held provider of desktop analytics solutions. Iontas solutions measure application usage and analyze workflows to help improve staff performance in contact center, branch and back-office operations environments. Iontas’ desktop analytics solutions will be tightly integrated into Verint’s Impact 360® Workforce Optimization suite.

“The acquisition of Iontas adds additional innovative analytical capabilities to our workforce optimization suite and strengthens our market leadership position,” says Elan Moriah, president, Verint® Witness Actionable Solutions® and Verint® Video Intelligence Solutions™. “Verint has been working with Iontas for several years, closely watching the emergence of desktop analytics. We’ve already had customer successes together in the market, and are seeing demand for desktop analytics in both the contact center and the broader enterprise.” Adds Moriah, “We believe that we have acquired the clear innovator in desktop analytics, and are delighted to welcome our new Iontas colleagues to Verint.”

DMG Consulting LLC, a firm specializing in contact centers and real-time analytics, projects that desktop analytics, an internally-oriented analytics solution, will begin to see increased adoption in 2010/2011.1 Defined by the firm as “an automated and systemic approach to monitor, capture, structure, analyze, report and react to all agent desktop activity and process workflows,” DMG views the desktop analytics market as a valuable component of the analytically-enabled contact center.2 “It delivers actionable results and recommendations for both contact center and back-office operating areas that, if addressed, can yield significant cost savings, improved quality and a better overall customer experience,” comments Donna Fluss, president, DMG Consulting. “Iontas is a pioneer in the concept and functionality for what has become desktop analytics. Desktop analytics is a high-value application that is increasingly considered a component of workforce optimization suites.”

Iontas has built innovative solutions and holds a commitment to helping organizations increase productivity and reduce costs. “We do this by improving the performance and effectiveness of key business processes throughout their organizations,” says Joe Stockton, company founder, chairman and CEO, Iontas.

“As part of the greater Verint Systems organization, Iontas’ solutions will help further enable companies to realize significant gains in process productivity, efficiency and effectiveness when variability is eliminated and everyone consistently executes the same best practices in their processes,” explains Stockton. “These solutions deliver process improvement value based on achieving process visibility, consistency and control in existing business processes, without the need for risky process change.”

With this combination, current Verint Systems customers can extend their technology investment from the contact center to measure and further optimize other areas of the enterprise that impact the customer experience, such as back-office claims processing, and sales and services activities in a bank branch.

Verint acquired Iontas for approximately $14.8 million in cash (net of cash and net assets acquired) and potential additional earn-out payments tied to certain targets being achieved over a two-year period.

About Verint Witness Actionable Solutions
Verint® Witness Actionable Solutions® is the leader in analytics-driven workforce optimization software and services. Its solutions are designed to help organizations capture customer intelligence, uncover business trends, discover the root cause of employee and customer behavior, and optimize the customer experience. From contact centers to remote office, branch and back-office operations, its award-winning, next-generation Impact 360® Workforce Optimization suite is the industry’s most unified solution set—featuring quality monitoring and recording, workforce management, speech and data analytics, customer feedback surveys, performance management, eLearning and coaching. Impact 360 helps improve the entire customer service delivery network, powering the right decisions to help ensure service excellence and transform organizations into customer-centric enterprises.

About Verint Systems Inc.
Verint® Systems Inc. is a global leader in Actionable Intelligence® solutions and value-added services. Our solutions enable organizations of all sizes to make timely and effective decisions to improve enterprise performance and make the world a safer place. More than 10,000 organizations in over 150 countries—including over 80 percent of the Fortune 100—use Verint solutions to capture, distill, and analyze complex and underused information sources, such as voice, video, and unstructured text. Headquartered in Melville, New York, we support our customers around the globe directly and with an extensive network of selling and support partners. Visit us at our website www.verint.com.

[1]	DMG Consulting LLC, 2009/2010 Quality Management/Liability Recording (Workforce Optimization) Product and Market Report
[2]	DMG Consulting LLC, 2009 Contact Center Analytics: Emerging Customer Experience Analytics and Desktop Analytics Solutions Report

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management’s expectations that involve a number of risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Important risks, uncertainties, and other factors that could cause our actual results to differ materially from our forward-looking statements contained in this press release include the risk that realization of the benefits the Company expects to derive from the acquisition depends, in part, on the integration of Iontas with the Company and there can be no assurance that the Company will realize such benefits. The forward-looking statements contained in this press release are made as of the date of this press release and, except as required by law, the Company assumes no obligation to update or revise them or to provide reasons why actual results may differ.

VERINT, the VERINT logo, ACTIONABLE INTELLIGENCE, POWERING ACTIONABLE INTELLIGENCE, WITNESS ACTIONABLE SOLUTIONS, STAR-GATE, RELIANT, VANTAGE, X-TRACT, NEXTIVA, EDGEVR, ULTRA, AUDIOLOG, WITNESS, the WITNESS logo, IMPACT 360, the IMPACT 360 logo, IMPROVE EVERYTHING, EQUALITY, CONTACTSTORE, EYRETEL, BLUE PUMPKIN SOFTWARE, BLUE PUMPKIN, the BLUE PUMPKIN logo, EXAMETRIC and the EXAMETRIC logo, CLICK2STAFF, STAFFSMART, AMAE SOFTWARE and the AMAE logo are trademarks and registered trademarks of Verint Systems Inc. Other trademarks mentioned are the property of their respective owners.

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